Exhibit 16

                Letter Regarding Change in Certifying Accountant

Securities and Exchange Commission
Washington, DC  20549


March 28, 2001


Ladies and Gentlemen:

We were previously principal accountants for Florida Progress Corporation (FPC) and Florida Power Corporation (Florida Power) and, under the date of February 15, 2001, we reported on the financial statements of FPC and subsidiaries and Florida Power as of and for the years ended December 31, 2000 and 1999. On March 28, 2001, our appointment as principal accountants was terminated. We have read FPC's and Florida Power's statements included under Item 9 of their December 31, 2000 combined Form 10-K, and we agree with such statements, except that we are not in a position to agree or disagree with FPC's and Florida Power's statements that the change was approved by the audit committee of the board of directors and that Deloitte & Touche LLP was not consulted regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.


Very truly yours,



/s/KPMG LLP
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KPMG LLP